[INFOCUS LETTERHEAD]

EXHIBIT 99.1

For Immediate Release

Public Relations Contact:	Investor Relations Contact:
Martin Flynn	Mark Perry
InFocus Corporation	InFocus Corporation
503.685.8112	503.685.8576
martin.flynn@infocus.com	mark.perry@infocus.com

InFocus Appoints Robert G. O’Malley as Chief Executive Officer
O’Malley brings over 25 years of industry experience to InFocus

WILSONVILLE, OR (September 11, 2007) — InFocus Corporation (NASDAQ:INFS), the industry pioneer in digital projector technology, is pleased to announce that the Board of Directors has selected Robert G. O’Malley as the Company’s new Chief Executive Officer and a member of the Board of Directors, effective October 1, 2007.

Previous to his appointment, Mr. O’Malley served as Senior Vice President of marketing at Tech Data Corporation, a $21B global distributor of IT hardware, software and services, and was responsible for leading all aspects of marketing and product management in the U.S. including projectors. Prior to Tech Data, O’Malley held senior executive positions in various technology firms including IBM.  He also served as CEO of Immersion and Pinacor, as well as President of Intermec Technologies and MicroAge.

Mr. O’Malley holds a BS degree in aerospace engineering from the University of Minnesota, an MBA from Arizona State University and, during his career, has been an active board member for a variety of professional, industry and civic organizations.

Michael Hallman, lead independent Director noted, “The Board conducted an extensive search for a new Chief Executive Officer and considered a number of candidates. Bob’s international experience, IT channel perspective, strong track record and broad technology knowledge made him the clear choice to lead the Company and to deliver improved value to our shareholders. The Board and our Management team are excited to have Bob join and lead our team and accelerate the progress as we look to return the Company to profitability.”

“InFocus is the world’s most recognized projector brand and is a company with a rich heritage,” said O’Malley. “I look forward to joining such an accomplished team of professionals.”

In addition to the appointment of Mr. O’Malley, the Board of Directors also announced it has suspended the strategic alternatives process initially announced in October 2006.  During this process, the Company’s Management team, Board of

Directors and financial advisors have been involved in an active process of considering a variety of strategic options to increase shareholder value, including a possible sale of the Company.

During the process, several outside parties expressed interest, resulting in formal proposals above current stock market valuation being presented to the Board for consideration.  Michael Hallman stated, “We considered all of the formal proposals with our advisors and concluded that none of them were in the best interests of our shareholders. Although we have suspended the formal strategic alternatives process, the Board will continue to consider business opportunities that are in the best interest of the shareholders, while working with management to execute the current business plan and maximize shareholder value,” concluded Hallman.

About InFocus Corporation
InFocus® Corporation (NASDAQ: INFS) is the industry pioneer and a leader in the digital projection market today. Nearly twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business, education and public sector environments. Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience, and we believe our product contributions set the standard for what a big picture experience should be like. For more information, visit us at www.infocus.com or call us toll-free at 800.294.6400 (U.S. and Canada).

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InFocus, IN, ASK, Proxima, LiteShow, LP, ScreenPlay, Play Big, Work Big, Learn Big and The Big Picture are either registered trademarks or trademarks of InFocus Corporation in the U.S. and abroad.  “DLP” is a trademark of Texas Instruments.